Exhibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	Jurisdiction of Organization

Saia Motor Freight Line, LLC	Louisiana
Saia TL Plus, LLC	Georgia
Saia Logistics Services, LLC	Georgia
Saia Sales, LLC	Delaware
LinkEx, Inc.	Texas